Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 (Nos. 333-164440, 333-98981 and 333-119858), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, and 333-173778) of CalAmp Corp. and subsidiaries of our reports dated April 26, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 28, 2012.

SingerLewak LLP
Los Angeles, California
April 26, 2012